Filed Pursuant to Rule 433

Registration Statement No. 333-275898

Key Terms (Subject to Change):
Issuer:	Royal Bank of Canada (“RBC”)
CUSIP:	78017FSM6
Trade Date:	April 15, 2024 (expected)
Issue Date:	April 18, 2024 (expected)
Valuation Date:	April 15, 2027 (expected)
Maturity Date:	April 20, 2027 (expected)
Reference Stock:	Roblox Corporation (“RBLX”)
Observation Dates and Coupon Payment Dates:	Quarterly, beginning in July 2024
Contingent Coupon Rate:
[12.50%-13.50%] per annum (to be determined on the Trade Date). The Contingent Coupon will be paid on each Coupon Payment Date (together with any previously unpaid Contingent Coupons) if the closing price of the Reference Stock is greater than or equal to the Coupon Barrier.

Call Feature:
Beginning with the second Observation Date, the Notes will be automatically called for 100% of their principal amount, plus the applicable Contingent Coupon and any previously unpaid Contingent Coupons, if the closing price of the Reference Stock is greater than or equal to the Initial Stock Price on any Observation Date.

Call Settlement Dates:	The Coupon Payment Date corresponding to that Observation Date.
Coupon Barrier and Trigger Price:	50% of the Initial Stock Price
Payment at Maturity:
If the Notes are not previously called, we will pay you at maturity an amount based on the Final Stock Price:
For each $1,000 in principal amount, $1,000 plus the Contingent Coupon at maturity (and any previously unpaid Contingent Coupons), unless the Final Stock Price is less than the Trigger Price.
If the Final Stock Price is less than the Trigger Price, you will lose 1% of the principal amount for each 1% decrease in the price of the Reference Stock.

Initial Stock Price:	The closing share price of the Reference Stock on the Trade Date.
Final Stock Price:	The closing share price of the Reference Stock on the Valuation Date.
Underwriting Discount and Commissions:	2.5% of the principal amount.
Product Characteristics
•
If the Reference Stock closes at or above its Coupon Barrier as of a given Observation Date, the Notes will pay the Contingent Coupon on the applicable Coupon Payment Date, together with any previously unpaid Contingent Coupons.

•
If the closing price of the Reference Stock on any Observation Date (beginning with the second Observation Date) is at or above its Initial Stock Price, the Notes will be automatically called at the principal amount plus the Contingent Coupon (together with any previously unpaid Contingent Coupons) on the applicable Call Settlement Date.

•
If the Notes are not automatically called and the Final Stock Price is greater than or equal to the Trigger Price, the Notes will pay the principal amount plus the Contingent Coupon (together with any previously unpaid Contingent Coupons).

•	If the Final Stock Price is less than the Trigger Price, you could lose your entire investment.
Hypothetical Scenario Analysis
DETERMINING PAYMENT FOR AN OBSERVATION DATE
The Notes will not be automatically called and you will not receive the relevant Contingent Coupon for the applicable Observation Date.
DETERMINING PAYMENT AT MATURITY
You will lose 1% of the principal amount of your notes for each 1% decrease in the price of the Reference Stock.
Investors could lose some or all of their investment at maturity if there has been a decline in the price of the Reference Stock.
Key Product Risks
•
This investment may result in a loss of up to 100% of principal. If the Notes are not automatically called and the Final Stock Price is less than the Trigger Price, the amount of cash that you receive at maturity will represent a loss of your principal that is proportionate to the decrease in the closing price of the Reference Stock from the Trade Date to the Valuation Date.

•
The Notes do not guarantee the payment of any Contingent Coupons over their term. You will not receive the Contingent Coupon in respect of any Observation Date where the closing price of the Reference Stock is less than its Coupon Barrier (unless payable following a subsequent Observation Date).

•	The return potential of the Notes is limited to the Contingent Coupons, and you will not participate in any appreciation in the price of the Reference Stock, which may be significant.
•
Although the return on the Notes will be based on the performance of the Reference Stock, the payment of any amount due on the Notes is subject to RBC’s credit risk. Investors are dependent on RBC’s ability to pay all amounts due on the Notes.

•	Please see next page for additional risks.

Product Risks
•	You May Lose All or a Portion of the Principal Amount at Maturity.
•	The Notes Are Subject to an Automatic Call.
•	You May Not Receive Any Contingent Coupons.
•	The Call Feature and the Contingent Coupon Feature Limit Your Potential Return.
•	Your Return on the Notes May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity.
•	Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes.
•	There May Not Be an Active Trading Market for the Notes-Sales in the Secondary Market May Result in Significant Losses.
•	The Initial Estimated Value of the Notes Will Be Less than the Price to the Public.
•	The Initial Estimated Value of the Notes that We Will Provide in the Final Pricing Supplement Will Be an Estimate Only, Calculated as of the Time the Terms of the Notes Are Set.
•	Our Business Activities and Those of Our Affiliates May Create Conflicts of Interest.
•	Owning the Notes Is Not the Same as Owning Shares of the Applicable Reference Stock.
•	You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Reference Stock.
•
There Is No Affiliation Between the Reference Stock Issuer and RBCCM, and RBCCM Is Not Responsible for any Disclosure by the Reference Stock Issuer. The Payments on the Notes Are Subject to Postponement Due to Market Disruption Events and Adjustments.

The risks set forth in this document are only intended as summaries of some of the risks relating to an investment in the Notes. Prior to investing in the Notes, you should, in particular, review the “Product Risks” above, the “Selected Risk Considerations” section in the terms supplement and the “Risk Factors” section of the product prospectus supplement, which set forth additional risks relating to an investment in the Notes. This document is only intended to be read together with the preliminary terms supplement and related documents, which may be accessed here.
Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-688-2301.